Main Street Announces Third Quarter 2018 Financial Results

Third Quarter 2018 Net Investment Income Increased to $0.63 Per Share

Third Quarter 2018 Distributable Net Investment Income(1) Increased to $0.66 Per Share

Net Asset Value Increased to $24.69 Per Share

HOUSTON, Nov. 1, 2018 /PRNewswire/ -- Main Street Capital Corporation (NYSE: MAIN) ("Main Street") is pleased to announce its financial results for the third quarter of 2018.

Third Quarter 2018 Highlights

  Net investment income of $38.1 million (or $0.63 per share), representing a 12% increase from the third quarter of 2017
  Distributable net investment income(1) of $40.2 million (or $0.66 per share), representing an 10% increase from the third quarter of 2017
  Total investment income of $58.3 million, representing a 13% increase from the third quarter of 2017
  Industry leading ratio of total non-interest operating expenses as a percentage of quarterly average total assets ("Operating Expense to Assets Ratio") on an annualized basis of 1.5%
  Generated a record net increase in net assets resulting from operations of $68.7 million (or $1.13 per share)
  Return on equity(2) for the trailing twelve month period ended September 30, 2018 of 15.6%
  Declared regular monthly dividends totaling $0.585 per share for the fourth quarter of 2018, or $0.195 per share for each of October, November and December 2018, representing a 2.6% increase from the regular monthly dividends paid for the fourth quarter of 2017
  Net asset value of $24.69 per share at September 30, 2018, representing an increase of $1.16 per share, or 4.9%, compared to $23.53 per share at December 31, 2017, or an increase of $1.44 per share, or 6.1%, after excluding the effect of the semi-annual supplemental cash dividend paid in June 2018
  Completed $84.9 million in total lower middle market ("LMM") portfolio investments, including investments totaling $73.0 million in three new LMM portfolio companies, which after aggregate repayments of debt principal and return of invested equity capital from several LMM portfolio investments resulted in a net increase of $56.0 million in total LMM portfolio investments
  Net increase of $3.0 million in middle market portfolio investments
  Net decrease of $27.5 million in private loan portfolio investments
  Amended revolving credit facility ("Credit Facility") to increase the total commitments to $680.0 million from a diversified group of seventeen lenders
  Fully exited portfolio company equity investment in Drilling Info Holdings, Inc., realizing a gain of $15.5 million and on a cumulative basis including debt and equity investments, resulting in a total internal rate of return of 50.5% and 3.9 times money invested

In commenting on Main Street's results, Vincent D. Foster, Main Street's Chairman and Chief Executive Officer, stated, "We are pleased with our operating results for the third quarter of 2018, a quarter during which we significantly increased our total investment income and distributable net investment income as compared to the same period in the prior year. We also generated a significant increase in our net asset value per share largely due to the impact of quarterly appreciation of our lower middle market equity investments. As a result of this positive performance, we again generated distributable net investment income per share in excess of our regular monthly dividends, exceeding the regular monthly dividends paid during the quarter by approximately 16%. In addition, we also generated a record net increase in net assets from operations of $1.13 per share, which represented an annualized return on equity for the quarter in excess of 18%. We believe these results continue to illustrate the unique benefits of our differentiated investment strategy and operating structure."

Third Quarter 2018 Operating Results

The following table provides a summary of our operating results for the third quarter of 2018:

	Three Months Ended September 30,
	2018	2017	Change ($)	Change (%)
	(dollars in thousands, except per share amounts)
Interest income	$ 46,351	$ 39,814	$ 6,537	16%
Dividend income	8,510	10,088	(1,578)	(16%)
Fee income	3,402	1,884	1,518	81%
Total investment income	$ 58,263	$ 51,786	$ 6,477	13%

Net investment income	$ 38,075	$ 34,029	$ 4,046	12%
Net investment income per share	$ 0.63	$ 0.60	$ 0.03	5%

Distributable net investment income (1)	$ 40,222	$ 36,505	$ 3,717	10%
Distributable net investment income per share (1)	$ 0.66	$ 0.64	$ 0.02	3%

Net increase in net assets resulting from operations	$ 68,740	$ 34,899	$ 33,841	97%
Net increase in net assets resulting from operations per share	$ 1.13	$ 0.61	$ 0.52	85%

The $6.5 million increase in total investment income in the third quarter of 2018 from the comparable period of the prior year was principally attributable to (i) a $6.5 million increase in interest income primarily related to (a) an increase in the average effective yields and higher average levels of portfolio debt investments and (b) increased activities involving existing investment portfolio debt investments and (ii) a $1.5 million increase in fee income, with these increases partially offset by a $1.6 million decrease in dividend income from investment portfolio equity investments. The $6.5 million increase in total investment income in the third quarter of 2018 includes an increase of $2.0 million primarily related to higher accelerated prepayment, repricing and other activity for certain private loan investment portfolio debt investments, partially offset by a decrease of $1.7 million in dividend income that is considered less consistent on a recurring basis or non-recurring when compared to the same period in the prior year.

Cash operating expenses (total operating expenses excluding non-cash, share-based compensation expense) increased to $18.0 million in the third quarter of 2018 from $15.3 million for the corresponding period of 2017. This comparable period increase in cash operating expenses was principally attributable to (i) a $1.5 million increase in interest expense, primarily due to an increase as a result of the issuance of our 4.50% Notes due 2022 in November 2017 and an increase from the Small Business Investment Company ("SBIC") debentures due to the higher average balance outstanding, with these increases partially offset by a decrease resulting from the redemption of the 6.125% Notes effective April 1, 2018 and (ii) a $1.0 million increase in compensation expense related to increases in the number of personnel, base compensation levels and incentive compensation accruals. Our Operating Expense to Assets Ratio for the third quarter of 2018 and 2017 was 1.5% on an annualized basis and 1.6% for the year ended December 31, 2017.

The $4.0 million increase in net investment income was primarily attributable to the increase in total investment income, partially offset by higher operating expenses both as discussed above.

The $3.7 million increase in distributable net investment income, which is net investment income before non-cash, share-based compensation expense, was primarily due to the higher level of total investment income, partially offset by higher operating expenses both as discussed above. Distributable net investment income on a per share basis for the third quarter of 2018 reflects (i) an increase of approximately $0.03 per share from the comparable period in 2017 related to the higher levels of accelerated prepayment, repricing and other activity for certain investment portfolio debt investments, offset by a decrease of approximately $0.03 per share in dividend income that is considered less consistent on a recurring basis or non-recurring and (ii) a greater number of average shares outstanding compared to the corresponding period in 2017 primarily due to shares issued through our at-the-market, or ATM, program, shares issued pursuant to our equity incentive plans and shares issued pursuant to our dividend reinvestment plan.

The $33.8 million improvement in the net increase in net assets resulting from operations was primarily the result of (i) a $19.9 million improvement in the net realized gain (loss) from investments to a net realized gain of $9.2 million for the third quarter of 2018, (ii) a $9.1 million increase in net unrealized appreciation from portfolio investments, including the impact of accounting reversals relating to realized gains/income (losses), (iii) a $4.0 million increase in net investment income as discussed above and (iv) a $0.8 million decrease in the income tax provision. The net realized gain from investments of $9.2 million for the third quarter of 2018 was primarily the result of (i) the net realized gain of $17.3 million resulting primarily from gains on the exits of three LMM investments and other activity in the LMM portfolio, (ii) the realized gains of $2.7 million due to activity in our other portfolio and (iii) the realized gain of $1.4 million on other activity in the private loan portfolio, partially offset by the realized loss of $12.3 million on the restructure of one middle market investment.

The following table provides a summary of the total net unrealized appreciation of $25.2 million for the third quarter of 2018:

	Three Months Ended September 30, 2018
	LMM (a)	Middle Market	Private Loan	Other		Total
	(dollars in millions)
Accounting reversals of net unrealized (appreciation) depreciation recognized in prior periods
due to net realized (gains / income) losses recognized during the current period	$ (16.5)	$ 10.1	$ (2.1)	$ (2.2)		$ (10.7)
Net unrealized appreciation relating to portfolio investments	26.3	0.8	0.1	8.8	(b)	36.0
Total net unrealized appreciation (depreciation) relating to portfolio investments	$ 9.8	$ 10.9	$ (2.0)	$ 6.6		$ 25.3

Unrealized depreciation relating to SBIC debentures (c)						(0.1)
Total net unrealized appreciation						$ 25.2

(a)	LMM includes unrealized appreciation on 30 LMM portfolio investments and unrealized depreciation on 13 LMM portfolio investments.
(b)	Other includes $7.5 million of unrealized appreciation relating to the External Investment Manager, as defined below, and $1.3 million of net unrealized appreciation relating to the other portfolio.
(c)	Relates to unrealized depreciation on the SBIC debentures held by Main Street Capital II, LP which are accounted for on a fair value basis.

The income tax provision for the third quarter of 2018 of $3.8 million principally consisted of a deferred tax provision of $3.0 million, which is primarily the result of the net activity relating to our portfolio investments held in our taxable subsidiaries, including changes in loss carryforwards, changes in net unrealized appreciation/depreciation and other temporary book-tax differences, and other current tax expense of $0.8 million related to (i) a $0.5 million accrual for excise tax on Main Street's estimated undistributed taxable income and (ii) other current tax expense of $0.3 million related to accruals for current U.S. federal and state income taxes.

Liquidity and Capital Resources

As of September 30, 2018, we had $50.3 million in cash and cash equivalents and $430.0 million of unused capacity under our Credit Facility, which we maintain to support our investment and operating activities.

Several details regarding our capital structure as of September 30, 2018 are as follows:

  Our Credit Facility included $680.0 million in total commitments from a diversified group of seventeen participating lenders, plus an accordion feature which allows us to increase the total commitments under the facility to up to $800.0 million.
  $250.0 million in outstanding borrowings under our Credit Facility, bearing interest at an annual interest rate of 4.0%.
  $345.8 million of outstanding SBIC debentures through our three wholly owned SBIC subsidiaries. These debentures, which are guaranteed by the U.S. Small Business Administration, had a weighted-average annual fixed interest rate of approximately 3.7% and mature ten years from original issuance. The first maturity related to our SBIC debentures occurs in 2019, and the weighted-average remaining duration was approximately 5.9 years.
  $185.0 million of notes outstanding that bear interest at a rate of 4.50% per year (the "4.50% Notes due 2022"). The 4.50% Notes due 2022 mature on December 1, 2022 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  $175.0 million of notes outstanding that bear interest at a rate of 4.50% per year (the "4.50% Notes due 2019"). The 4.50% Notes due 2019 mature on December 1, 2019 and may be redeemed in whole or in part at any time at our option subject to certain make-whole provisions.
  Our net asset value totaled $1,505.4 million, or $24.69 per share.

Investment Portfolio Information as of September 30, 2018 (3)

The following table provides a summary of the investments in our LMM portfolio, middle market portfolio and private loan portfolio as of September 30, 2018:

	As of September 30, 2018
	LMM (a)	Middle Market	Private Loan
	(dollars in millions)
Number of portfolio companies	70	58	54
Fair value	$ 1,149.0	$ 607.7	$ 490.8
Cost	$ 965.4	$ 613.4	$ 517.3
% of portfolio at cost - debt	69.2%	96.1%	92.9%
% of portfolio at cost - equity	30.8%	3.9%	7.1%
% of debt investments at cost secured by first priority lien	98.5%	89.0%	92.7%
Weighted-average annual effective yield (b)	12.2%	9.4%	10.1%
Average EBITDA (c)	$ 4.6	$ 89.7	$ 46.2

(a)	We had equity ownership in 99% of our LMM portfolio companies, and the average fully diluted equity ownership in those portfolio companies was approximately 39%.
(b)

The weighted-average annual effective yields were computed using the effective interest rates for all debt investments at cost, including amortization of deferred debt origination fees and accretion of original issue discount but excluding fees payable upon repayment of the debt instruments and any debt investments on non-accrual status.

(c)

The average EBITDA is calculated using a simple average for the LMM portfolio and a weighted-average for the middle market and private loan portfolios. These calculations exclude certain portfolio companies, including three LMM portfolio companies and three private loan portfolio companies, as EBITDA is not a meaningful valuation metric for our investments in these portfolio companies, and those portfolio companies whose primary purpose is to own real estate.

The fair value of our LMM portfolio company equity investments was approximately 173% of the cost of such equity investments and our LMM portfolio companies had a median net senior debt (senior interest-bearing debt through our debt position less cash and cash equivalents) to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) ratio of 3.1 to 1.0 and a median total EBITDA to senior interest expense ratio of 2.7 to 1.0. Including all debt that is junior in priority to our debt position, these median ratios were 3.1 to 1.0 and 2.7 to 1.0, respectively.(3) (4)

As of September 30, 2018, we had other portfolio investments in eleven companies, collectively totaling $109.2 million in fair value and $115.7 million in cost basis, which comprised approximately 4.5% of our investment portfolio at fair value.

As of September 30, 2018, there was no cost basis in our investment in the External Investment Manager and this investment had a fair value of $70.1 million, which comprised approximately 2.9% of our investment portfolio at fair value.

As of September 30, 2018, we had five investments on non-accrual status, which comprised approximately 1.2% of the total investment portfolio at fair value and approximately 3.5% at cost. Our total portfolio investments at fair value were approximately 110% of the related cost basis as of September 30, 2018.

External Investment Manager

The External Investment Manager is a wholly owned portfolio company and registered investment advisor that provides investment management services to third parties. The External Investment Manager maintains an investment sub-advisory relationship with HMS Income Fund, Inc., a non-listed business development company ("HMS Income"), and earns management fees for the services provided to HMS Income. During the third quarter of 2018, the External Investment Manager generated $3.0 million of fee income from this relationship, and HMS Income ended the third quarter of 2018 with total assets of approximately $1.2 billion. The relationship with HMS Income benefited our net investment income by $2.7 million in the third quarter of 2018 through a $1.6 million reduction of our operating expenses for expenses we allocated to the External Investment Manager for services we provided to it and $1.1 million of dividend income we received from the External Investment Manager.

Third Quarter 2018 Financial Results Conference Call / Webcast

Main Street has scheduled a conference call for Friday, November 2, 2018 at 10:00 a.m. Eastern Time to discuss the third quarter 2018 financial results.

You may access the conference call by dialing 412-902-0030 at least 10 minutes prior to the start time. The conference call can also be accessed via a simultaneous webcast by logging into the investor relations section of the Main Street web site at http://www.mainstcapital.com.

A telephonic replay of the conference call will be available through Friday, November 9, 2018 and may be accessed by dialing 201-612-7415 and using the passcode 13683483#. An audio archive of the conference call will also be available on the investor relations section of the company's website at http://www.mainstcapital.com shortly after the call and will be accessible for approximately 90 days.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Main Street Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018 to be filed with the Securities and Exchange Commission (www.sec.gov) and Main Street's Third Quarter 2018 Investor Presentation to be posted on the investor relations section of the Main Street website at http://www.mainstcapital.com.

(1) Distributable net investment income is net investment income as determined in accordance with U.S. Generally Accepted Accounting Principles, or U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is detailed in the financial tables included with this press release.

(2) Return on equity equals the net increase in net assets resulting from operations divided by the average quarterly total net assets for the trailing twelve month period.

(3) Portfolio company financial information has not been independently verified by Main Street.

(4) These credit statistics exclude certain portfolio companies for which EBITDA is not a meaningful metric for the statistic.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street's portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides "one stop" financing alternatives within its lower middle market portfolio. Main Street's lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street's middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

FORWARD-LOOKING STATEMENTS

Main Street cautions that statements in this press release which are forward-looking and provide other than historical information involve risks and uncertainties that may impact its future results of operations. The forward-looking statements in this press release are based on current conditions and include statements regarding Main Street's goals, beliefs, strategies and future operating results and cash flows. Although its management believes that the expectations reflected in those forward-looking statements are reasonable, Main Street can give no assurance that those expectations will prove to have been correct. Those statements are made based on various underlying assumptions and are subject to numerous uncertainties and risks, including, without limitation: Main Street's continued effectiveness in raising, investing and managing capital; adverse changes in the economy generally or in the industries in which its portfolio companies operate; changes in laws and regulations that may adversely impact its operations or the operations of one or more of its portfolio companies; the operating and financial performance of its portfolio companies; retention of key investment personnel; competitive factors; and such other factors described under the captions "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors" included in its filings with the Securities and Exchange Commission (www.sec.gov). Main Street undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations.

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, President & COO, dhyzak@mainstcapital.com
Brent D. Smith, CFO, bsmith@mainstcapital.com
713-350-6000

Dennard Lascar Investor Relations
Ken Dennard / ken@dennardlascar.com
Mark Roberson / mroberson@dennardlascar.com
713-529-6600

MAIN STREET CAPITAL CORPORATION
Consolidated Statements of Operations
(dollars in thousands, except shares and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

INVESTMENT INCOME:
Interest, fee and dividend income:
Control investments	$ 18,926	$ 15,145	$ 64,756	$ 42,720
Affiliate investments	9,643	10,134	27,230	29,601
Non-Control/Non-Affiliate investments	29,694	26,507	82,089	77,623
Total investment income	58,263	51,786	174,075	149,944
EXPENSES:
Interest	(10,884)	(9,420)	(31,982)	(26,820)
Compensation	(5,798)	(4,777)	(16,962)	(13,762)
General and administrative	(2,951)	(2,748)	(9,023)	(8,748)
Share-based compensation	(2,147)	(2,476)	(6,883)	(7,542)
Expenses allocated to the External Investment Manager	1,592	1,664	5,336	4,816
Total expenses	(20,188)	(17,757)	(59,514)	(52,056)
NET INVESTMENT INCOME	38,075	34,029	114,561	97,888

NET REALIZED GAIN (LOSS):
Control investments	-	(2,848)	4,681	259
Affiliate investments	1,898	(9,896)	1,898	12,920
Non-Control/Non-Affiliate investments	7,340	2,038	(3,825)	14,663
Realized loss on extinguishment of debt	-	-	(2,896)	(5,217)
Total net realized gain (loss)	9,238	(10,706)	(142)	22,625

NET UNREALIZED APPRECIATION (DEPRECIATION):
Control investments	30,285	14,171	33,357	31,217
Affiliate investments	3,135	8,783	16,997	(18,013)
Non-Control/Non-Affiliate investments	(8,159)	(6,586)	(3,264)	(17,562)
SBIC debentures	(53)	(221)	1,296	5,408
Total net unrealized appreciation	25,208	16,147	48,386	1,050

INCOME TAXES:
Federal and state income, excise and other taxes	(759)	(799)	(793)	(2,489)
Deferred taxes	(3,022)	(3,772)	(3,304)	(9,894)
Income tax provision	(3,781)	(4,571)	(4,097)	(12,383)

NET INCREASE IN NET ASSETS
RESULTING FROM OPERATIONS	$ 68,740	$ 34,899	$ 158,708	$ 109,180

NET INVESTMENT INCOME PER SHARE -
BASIC AND DILUTED	$ 0.63	$ 0.60	$ 1.91	$ 1.74
NET INCREASE IN NET ASSETS RESULTING FROM
OPERATIONS PER SHARE - BASIC AND DILUTED	$ 1.13	$ 0.61	$ 2.65	$ 1.94

DIVIDENDS PAID PER SHARE:
Regular monthly dividends	$ 0.570	$ 0.555	$ 1.710	$ 1.665
Supplemental dividends	-	-	0.275	0.275
Total dividends	$ 0.570	$ 0.555	$ 1.985	$ 1.940

WEIGHTED AVERAGE SHARES OUTSTANDING -
BASIC AND DILUTED	60,807,096	57,109,104	59,836,527	56,140,953

MAIN STREET CAPITAL CORPORATION
Consolidated Balance Sheets
(dollars in thousands, except per share amounts)

	September 30, 2018	December 31, 2017
ASSETS	(Unaudited)

Investments at fair value:
Control investments	$ 967,128	$ 750,706
Affiliate investments	373,444	338,854
Non-Control/Non-Affiliate investments	1,086,301	1,081,745
Total investments	2,426,873	2,171,305

Cash and cash equivalents	50,303	51,528
Interest receivable and other assets	37,339	36,343
Receivable for securities sold	5,363	2,382
Deferred financing costs, net	4,585	3,837

Total assets	$ 2,524,463	$ 2,265,395

LIABILITIES

Credit facility	$ 250,000	$ 64,000
SBIC debentures (par: $345,800 and $295,800 as of September 30, 2018 and December 31, 2017, respectively)	337,931	288,483
4.50% Notes due 2022 (par: $185,000 as of both September 30, 2018 and December 31, 2017)	182,471	182,015
4.50% Notes due 2019 (par: $175,000 as of both September 30, 2018 and December 31, 2017)	174,157	173,616
6.125% Notes (par: $90,655 as of December 31, 2017)	-	89,057
Accounts payable and other liabilities	19,252	20,168
Payable for securities purchased	22,425	40,716
Interest payable	6,731	5,273
Dividend payable	11,889	11,146
Deferred tax liability, net	14,165	10,553

Total liabilities	1,019,021	885,027

NET ASSETS

Common stock	610	586
Additional paid-in capital	1,396,256	1,310,780
Accumulated net investment income, net of cumulative dividends	13,155	7,921
Accumulated net realized gain from investments, net of cumulative dividends	(70,063)	(60,114)
Net unrealized appreciation, net of income taxes	165,484	121,195

Total net assets	1,505,442	1,380,368

Total liabilities and net assets	$ 2,524,463	$ 2,265,395

NET ASSET VALUE PER SHARE	$ 24.69	$ 23.53

MAIN STREET CAPITAL CORPORATION
Reconciliation of Distributable Net Investment Income
(dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net investment income	$ 38,075	$ 34,029	$ 114,561	$ 97,888
Share-based compensation expense	2,147	2,476	6,883	7,542
Distributable net investment income (1)	$ 40,222	$ 36,505	$ 121,444	$ 105,430

Per share amounts:
Net investment income per share -
Basic and diluted	$ 0.63	$ 0.60	$ 1.91	$ 1.74
Distributable net investment income per share -
Basic and diluted (1)	$ 0.66	$ 0.64	$ 2.03	$ 1.88

(1)

Distributable net investment income is net investment income, as determined in accordance with U.S. GAAP, excluding the impact of share-based compensation expense which is non-cash in nature. Main Street believes presenting distributable net investment income and the related per share amount is useful and appropriate supplemental disclosure of information for analyzing its financial performance since share-based compensation does not require settlement in cash. However, distributable net investment income is a non-U.S. GAAP measure and should not be considered as a replacement for net investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, distributable net investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Main Street's financial performance. A reconciliation of net investment income in accordance with U.S. GAAP to distributable net investment income is presented in the table above.